INTERPUBLIC DETAILS PLAN TO ACQUIRE NFO WORLDWIDE


NEW YORK, NY and GREENWICH, CT, Dec. 20, 1999-As announced earlier today, The Interpublic Group of Companies, Inc. (NYSE: IPG) has reached a definitive agreement to acquire Greenwich, Conn.-based NFO Worldwide, Inc., (NYSE: NFO), a leading provider of research based marketing information and counsel to the worldwide business community, in a stock for stock transaction valued at $26 per NFO share. Interpublic and NFO expanded on their earlier announcement with respect to the collar provided in the agreement. The shares to be received by NFO stockholders are subject to a maximum of .5274 share, and a minimum of .3898 share, of Interpublic stock for each NFO share if the average trading price of Interpublic stock at the time of the closing of the merger is 15% higher or lower than current trading levels. In addition, unless Interpublic agrees to have NFO stockholders receive Interpublic stock with a value of $26 per NFO share, NFO would be entitled to terminate the transaction if the average trading price of Interpublic stock at the time of the closing of the merger is less than $46.40, or roughly 20% below its current trading level.


Both companies' shares are traded on the New York Stock Exchange (ticker symbols IPG and NFO). More information about them is available on the companies' respective websites at http://www.interpublic.com and http://www.nfow.com. Statements in the press release relating to matters that are not historical facts are forward looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks, which may affect the Company's future performance, please refer to Part 1 of Interpublic's 1998 Annual Report on Form 10-K dated March 25, 1999.



CONTACTS:

Philip H. Geier, Jr.                                William E. Lipner
Chairman & CEO                                      Chairman, CEO & President
Interpublic                                         NFO Worldwide, Inc.
(212) 399-8028                                      (203) 618-8500

Sean Orr                                            Patrick G. Healy
Chief Financial Officer                             Chief Financial Officer
Interpublic                                         NFO Worldwide, Inc.
(212) 399-8093                                      (203) 618-8502


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